Exhibit 99.1

AVIS BUDGET GROUP ISSUES PRELIMINARY FIRST QUARTER RESULTS
AND FULL-YEAR 2012 EXPECTATIONS

PARSIPPANY, N.J., May 1, 2012 – Avis Budget Group, Inc. (NASDAQ: CAR) today published preliminary results for its first quarter ended March 31, 2012 and estimates of its full-year 2012 results.

For the first quarter, the Company expects to report revenue of $1.6 billion, an increase of approximately 30% compared with the first quarter 2011.  Excluding certain items, Adjusted EBITDA is expected to increase more than 40% compared to first quarter 2011, to approximately $119 million.  The Company expects to report net income of approximately $14 million, excluding certain items, and a GAAP net loss of approximately $23 million due to debt extinguishment costs and acquisition-related charges.

Further, the Company expects its full-year 2012 revenue to be $7.3 billion to $7.6 billion, a 24% to 29% increase compared to 2011.  The Company also expects its 2012 Adjusted EBITDA to be $825 million to $875 million, excluding certain items, an increase of 35% to 43% compared to 2011.  The Company also expects its 2012 interest expense related to corporate debt to be approximately $255 million, its non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to the acquisition of Avis Europe) to be approximately $110 million, and its pretax income to be approximately $460 million to $510 million, excluding certain items.

The Company expects its effective tax rate in 2012 to be 34% to 38%, excluding certain items, and its diluted share count to be approximately 125 million.  Based on these expectations, the Company estimates its 2012 diluted earnings per share, excluding certain items, to be approximately $2.35 to $2.65.

“We are pleased with our preliminary first quarter results, with our vehicle rental operations performing modestly better than we had projected and Adjusted EBITDA reaching record levels due to the residual values of our vehicles being significantly stronger than our original expectations,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer.  “Travel demand across the majority of our markets remains healthy, and our integration of Avis Europe is progressing as expected.”

The Company now expects its North American fleet costs to decrease 3% to 8% on a per-unit basis in 2012 compared to the prior year.  Consistent with its long-standing policy, the Company has prospectively revised the depreciation rates on many of the vehicles in its North American car rental fleet to reflect the significantly stronger residual values it currently foresees.

“When we put our 2012 business plan together, our assumption was that used car values would continue to moderate following the spike in residual values that we observed after the earthquake in Japan in 2011.  That moderation has not occurred, as residual values have remained at historically high levels,” said David B. Wyshner, Avis Budget Group senior executive vice president and chief financial officer.  “Our recent experience in selling used vehicles in North America has been outstanding, and we have revised our outlook for fleet costs accordingly.”

Investor Conference Call
The Company plans to release its first quarter results on May 7, 2012 and to host a conference call with investors at 9:00 a.m. (ET) that morning.  Investors may access the call live at ir.avisbudgetgroup.com or by dialing (210) 234-0038 and providing the access code “Avis Budget.”  Investors are encouraged to dial in approximately 10 minutes prior to the call.  A web replay will be available at ir.avisbudgetgroup.com following the call.  A telephone replay will be available from 12:00 p.m. (ET) on May 7 until 8:00 p.m. (ET) on May 21 at (203) 369-3691, access code: “Avis Budget.”

Investor Day Meeting
The Company plans to hold an Investor Day meeting on May 8, 2012 at 9:00 a.m. in New York City.  Advanced registration for the Investor Day meeting is required and can be completed at ir.avisbudgetgroup.com.  The Investor Day meeting will be webcast live and can be accessed at ir.avisbudgetgroup.com.  A replay of the meeting will be available on the Company’s website shortly following the conclusion of the meeting.

About Avis Budget Group, Inc.
Avis Budget Group, Inc. is a leading global provider of vehicle rental services through its Avis and Budget brands, with 10,000 rental locations in approximately 175 countries around the world. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 29,000 employees and is headquartered in Parsippany, N.J. For more information, visit www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "preliminary", "forecast" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts.  Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, and cost-saving initiatives are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate the businesses of Avis Europe and Avis Budget, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost for new vehicles and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any reduction in travel demand, including any reduction in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation and regulation involving the Company, and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth.  Other unknown or unpredictable factors could also have material adverse effects on Avis Budget Group’s performance or achievements.  In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release.  Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group's Annual Report on Form 10-K for the year ended December 31, 2011, included under headings such as "Forward-Looking Statements", "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and in other filings and furnishings made by the Company with the SEC from time to time.  Except for the Company's ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain financial measures such as Adjusted EBITDA, pretax income and diluted earnings per share, which exclude certain items under each measure and are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules.  Important information regarding such measures is contained on Table 1 to this release.  The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period.  The GAAP measures most directly comparable to Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items under each measure, are pretax income and diluted earnings per share.  Because of the forward-looking nature of the Company’s forecasted non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, specific quantifications of the amounts that would be required to reconcile pretax income and net income are not available.  The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations.  Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, to forecasted pretax income and diluted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons indentified above.

Contacts Media Contact: John Barrows (973) 496-7865 PR@avisbudget.com	Investor Contact: Neal Goldner (973) 496-5086 IR@avisbudget.com

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Table Follows

		Table 1

Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income before non-vehicle related depreciation and amortization, any impairment charge, transaction-related costs, non-vehicle related interest and income taxes. As of June 30, 2011, management revised the manner in which it evaluates the operating results by excluding transaction-related costs from Adjusted EBITDA. The presentation of Adjusted EBITDA reflects this change for all periods presented. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net income (loss):

	Three Months Ended March 31,

	2012	2011

	(Preliminary)	(Actual)

Adjusted EBITDA, excluding certain items	$ 119	$ 83

Less: Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	27	23
Interest expense related to corporate debt, net (excluding debt extinguishment costs)	73	40
Income before income taxes, excluding certain items	19	20

Less certain items:
Early extinguishment of debt	27	-
Restructuring charges	7	-
Transaction-related costs	6	2
Acquisition-related amortization expense	5	-
Acquisition-related interest	-	7
Income (loss) before income taxes	$ (26)	$ 11
Provision for (benefit from) income taxes	(3)	4
Net income (loss)	$ (23)	$ 7

Reconciliation of net income, excluding certain items to net income (loss):

Net income, excluding certain items	$ 14	$ 12
Less certain items, net of tax:	-	-
Early extinguishment of debt	23	-
Restructuring charges	5	-
Transaction-related costs	5	1
Acquisition-related amortization expense	4	-
Acquisition-related interest	-	4
Net income (loss)	$ (23)	$ 7